Exhibit 99.1

News Release
Analysts and Media Contact:
Dan Meziere (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2022;
Initiates Fiscal 2023 Guidance; Raises Dividend
DALLAS (November 9, 2022) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fourth fiscal quarter and year ended September 30, 2022.

Highlights
•Earnings per diluted share was $5.60 for the year ended September 30, 2022; $0.51 per diluted share for the fourth fiscal quarter.
•Consolidated net income was $774.4 million for the year ended September 30, 2022; $71.6 million for the fourth fiscal quarter.
•Capital expenditures totaled $2.4 billion for the year ended September 30, 2022, with approximately 88 percent of capital spending related to system safety and reliability investments.

Outlook
•Earnings per diluted share for fiscal 2023 is expected to be in the range of $5.90 to $6.10.
•Capital expenditures are expected to approximate $2.7 billion in fiscal 2023.
•The company's Board of Directors has declared a quarterly dividend of $0.74 per common share. The indicated annual dividend for fiscal 2023 is $2.96, which represents an 8.8% increase over fiscal 2022.

“Fiscal 2022 marked the 11th year of executing our proven strategy of operating safely and reliably while we modernize our natural gas distribution, transmission, and storage systems," said Kevin Akers, President and CEO of Atmos Energy. “Fiscal 2022 also marked the 20th consecutive year of earnings per share growth. Our consistent financial performance is a testament to our employees' continued commitment and focus on executing our strategy while providing exceptional customer service," Akers concluded.

Results for the Year Ended September 30, 2022
Consolidated operating income increased $16.0 million to $921.0 million for the year ended September 30, 2022, compared to $905.0 million in the prior year. Refunds of excess deferred income taxes reduced operating income by $111.8 million year over year, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $127.8 million due to rate outcomes in both segments and customer growth in our distribution segment, partially offset by lower weather and consumption in our distribution segment, increased operations and maintenance and higher depreciation and property tax expenses due to increased capital investments.
Distribution operating income decreased $14.0 million to $604.5 million for the year ended September 30, 2022, compared with $618.5 million in the prior-year period. Refunds of excess deferred taxes reduced operating income by $98.5 million year over year. Key operating drivers for this segment include a $149.9 million increase in rates and customer growth of $15.2 million, partially offset by a $17.3 million decrease in consumption, net of weather normalization adjustments (WNA), a $17.2 million increase in operation and maintenance expense driven primarily by higher employee-related costs, insurance premiums and pipeline system maintenance, partially offset by lower bad debt expense and a $50.4 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $29.9 million to $316.4 million for the year ended September 30, 2022, compared with $286.5 million in the prior year. Refunds of excess deferred income taxes decreased operating income by $13.3 million year over year. Key operating drivers for this segment include a $70.4 million increase from our GRIP filings approved in fiscal 2021 and 2022, partially offset by an $8.4 million increase in system maintenance spending, and a $15.4 million increase in depreciation and property tax expenses.
Capital expenditures increased $474.9 million to $2.4 billion for the year ended September 30, 2022, compared with $2.0 billion in the prior year, due to increased system modernization and expansion spending.
For the year ended September 30, 2022, the company generated operating cash flow of $977.6 million, compared to $996.1 million excluding the $2.1 billion incurred in the prior-year period for gas costs incurred during Winter Storm Uri. The year-over-year decrease primarily reflects the refund of excess deferred tax liabilities, increased purchases of gas stored underground and the timing of gas cost recoveries, partially offset by increased customer collections and the positive effects of successful rate case outcomes achieved in fiscal years 2021 and 2022.
Our equity capitalization ratio at September 30, 2022 increased to 53.6%, from 51.9% at September 30, 2021, due to $776.8 million in equity issuances under our forward equity agreements, partially offset by the issuance of $600 million of 2.85% senior notes in October 2021 and $200 million of 2.625% senior notes in January 2022. Excluding the $2.2 billion of incremental financing issued to pay for the purchased gas costs incurred during Winter Storm Uri, our equity capitalization ratio was 61.3% and 60.6% at September 30, 2022 and 2021.

Results for the Three Months Ended September 30, 2022
Consolidated operating income increased $14.4 million to $105.4 million for the three months ended September 30, 2022, from $91.0 million in the prior-year quarter. Refunds of excess deferred income taxes reduced operating income by $9.1 million quarter over quarter, which was substantially offset by a corresponding decrease in income tax expense. Excluding the impact of these refunds, operating income increased $23.5 million due to rate outcomes in both segments, continued customer growth in our distribution segment and through system revenues in our pipeline and storage segment, partially offset by higher operations and maintenance expense and increased depreciation and property tax expenses due to increased capital investments.
Distribution operating income decreased $0.9 million to $36.7 million for the three months ended September 30, 2022, compared with $37.6 million in the prior-year quarter. Refunds of excess deferred taxes reduced operating income by $9.1 million quarter over quarter. Key operating drivers for this segment include a net $27.3 million increase in rates, a $1.9 million increase due to net customer growth partially offset by a $4.2 million decrease in consumption, net of WNA, a $2.0 million increase in operation and maintenance expense primarily due to higher employee-related costs offset by lower bad debt expense and a $15.6 million increase in depreciation and property tax expenses.
Pipeline and storage operating income increased $15.3 million to $68.7 million for the three months ended September 30, 2022, compared with $53.4 million in the prior-year quarter. Key operating drivers for this segment include a $21.1 million increase in rates due to the GRIP filing approved in fiscal 2022 and a $2.4 million increase in through system revenues, partially offset by a $3.8 million increase in operations and maintenance expense primarily due to higher employee-related and pipeline maintenance costs and a $4.3 million increase in depreciation and property tax expenses.
Conference Call to be Webcast November 10, 2022
Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2022 fourth quarter financial results on Thursday, November 10, 2022, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-407-3088 and the international telephone number is 201-389-0927. Kevin Akers, President and Chief Executive Officer, and Chris Forsythe, Senior Vice President and Chief Financial Officer, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.
Forward-Looking Statements
The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or any of the company’s other documents or oral presentations, the words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “objective”, “plan”, “projection”, “seek”, “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this presentation, including the risks relating to regulatory trends and decisions, the company’s ability to continue to access the credit and capital markets, and the other factors discussed in the company’s reports filed with the Securities and Exchange Commission. These risks and uncertainties include the following: federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions; increased federal regulatory oversight and potential penalties; possible increased federal, state and local regulation of the safety of our operations; possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs; the inherent hazards and risks involved in distributing, transporting and storing natural gas; the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services; increased competition from energy suppliers and alternative forms of energy; failure to attract and retain a qualified workforce; natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein, all of which are difficult to predict and many of which are beyond our control; increased dependence on technology that may hinder the Company's business if such technologies fail; the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information; the impact of new cybersecurity compliance requirements; adverse weather conditions; the impact of climate change; the capital-intensive nature of our business; our ability to continue to access the credit and capital markets to execute our business strategy; market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk; the concentration of our operations in Texas; the impact of adverse economic conditions on our customers; changes in the availability and price of natural gas; and increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements.
Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, the company undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.
About Atmos Energy
Atmos Energy Corporation, an S&P 500 company headquartered in Dallas, is the country’s largest natural gas-only distributor. We safely deliver reliable, affordable, efficient and abundant natural gas to more than 3 million distribution customers in over 1,400 communities across eight states located primarily in the South. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. Atmos Energy manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.
This news release should be read in conjunction with the attached unaudited financial information.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$4,035,194	$3,241,973
Pipeline and storage segment	693,660	637,347
Intersegment eliminations	(527,192)	(471,830)
	4,201,662	3,407,490
Purchased gas cost
Distribution segment	2,210,302	1,501,695
Pipeline and storage segment	(1,583)	1,582
Intersegment eliminations	(526,063)	(470,560)
	1,682,656	1,032,717
Operation and maintenance expense	710,161	679,019
Depreciation and amortization	535,655	477,977
Taxes, other than income	352,208	312,779
Operating income	920,982	904,998
Other non-operating income (expense)	33,737	(2,145)
Interest charges	102,811	83,554
Income before income taxes	851,908	819,299
Income tax expense	77,510	153,736
Net income	$774,398	$665,563

Basic net income per share	$5.61	$5.12
Diluted net income per share	$5.60	$5.12
Cash dividends per share	$2.72	$2.50
Basic weighted average shares outstanding	137,830	129,779
Diluted weighted average shares outstanding	138,096	129,834

	Year Ended September 30
Summary Net Income by Segment (000s)	2022	2021
Distribution	$521,977	$445,862
Pipeline and storage	252,421	219,701
Net income	$774,398	$665,563

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2022	2021
Operating revenues
Distribution segment	$678,915	$523,899
Pipeline and storage segment	183,583	160,479
Intersegment eliminations	(139,870)	(115,994)
	722,628	568,384
Purchased gas cost
Distribution segment	329,090	197,426
Pipeline and storage segment	1,492	2,022
Intersegment eliminations	(139,626)	(115,670)
	190,956	83,778
Operation and maintenance expense	205,374	199,531
Depreciation and amortization	140,194	124,708
Taxes, other than income	80,702	69,403
Operating income	105,402	90,964
Other non-operating income (expense)	6,559	(16,938)
Interest charges	27,842	14,486
Income before income taxes	84,119	59,540
Income tax expense	12,476	10,820
Net income	$71,643	$48,720

Basic net income per share	$0.51	$0.37
Diluted net income per share	$0.51	$0.37
Cash dividends per share	$0.680	$0.625
Basic weighted average shares outstanding	140,924	131,564
Diluted weighted average shares outstanding	141,220	131,653

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2022	2021
Distribution	$16,154	$6,545
Pipeline and storage	55,489	42,175
Net income	$71,643	$48,720

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2022	2021
Net property, plant and equipment	$17,240,239	$15,063,970
Cash and cash equivalents	51,554	116,723
Accounts receivable, net	363,708	342,967
Gas stored underground	357,941	178,116
Other current assets	2,274,490	2,200,909
Total current assets	3,047,693	2,838,715
Goodwill	731,257	731,257
Deferred charges and other assets	1,173,800	974,720
	$22,192,989	$19,608,662

Shareholders' equity	$9,419,091	$7,906,889
Long-term debt	5,760,647	4,930,205
Total capitalization	15,179,738	12,837,094
Accounts payable and accrued liabilities	496,019	423,222
Other current liabilities	720,157	686,681
Short-term debt	184,967	—
Current maturities of long-term debt	2,201,457	2,400,452
Total current liabilities	3,602,600	3,510,355
Deferred income taxes	1,999,505	1,705,809
Regulatory excess deferred taxes	385,213	549,227
Deferred credits and other liabilities	1,025,933	1,006,177
	$22,192,989	$19,608,662

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2022	2021
Cash flows from operating activities
Net income	$774,398	$665,563
Depreciation and amortization	535,655	477,977
Deferred income taxes	53,651	155,355
Other	(22,356)	(3,733)
Change in Winter Storm Uri current regulatory asset	—	(2,003,659)
Change in Winter Storm Uri long-term regulatory asset	—	(76,652)
Changes in other assets and liabilities	(363,764)	(299,102)
Net cash provided by (used in) operating activities	977,584	(1,084,251)
Cash flows from investing activities
Capital expenditures	(2,444,420)	(1,969,540)
Debt and equity securities activities, net	4,173	(6,072)
Other, net	10,289	11,957
Net cash used in investing activities	(2,429,958)	(1,963,655)
Cash flows from financing activities
Net increase in short-term debt	184,967	—
Proceeds from issuance of long-term debt, net of premium/discount	798,802	2,797,346
Net proceeds from equity issuances	776,805	606,667
Issuance of common stock through stock purchase and employee retirement plans	15,403	15,841
Settlement of interest rate swaps	197,073	62,159
Repayment of long-term debt	(200,000)	—
Cash dividends paid	(375,914)	(323,904)
Debt issuance costs	(8,196)	(14,288)
Other	(1,735)	—
Net cash provided by financing activities	1,387,205	3,143,821
Net increase (decrease) in cash and cash equivalents	(65,169)	95,915
Cash and cash equivalents at beginning of period	116,723	20,808
Cash and cash equivalents at end of period	$51,554	$116,723

	Three Months Ended September 30		Year Ended September 30
Statistics	2022	2021	2022	2021
Consolidated distribution throughput (MMcf as metered)	68,221	65,505	444,975	461,346
Consolidated pipeline and storage transportation volumes (MMcf)	168,604	157,526	580,488	585,857
Distribution meters in service	3,442,224	3,397,249	3,442,224	3,397,249
Distribution average cost of gas	$9.26	$5.96	$7.56	$4.86
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